                                                                     EXHIBIT 2.1
                          SECURITIES PURCHASE AGREEMENT
                                  by and among

                           STORYBOOK HEIRLOOMS, INC.,

                  THE SHAREHOLDERS OF STORYBOOK HEIRLOOMS, INC.
                            WHO ARE SIGNATORY HERETO
                                       and

                              FULCRUM DIRECT, INC.,

                            Dated as of June 27, 1997
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                                TABLE OF CONTENTS
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SECURITIES PURCHASE AGREEMENT..................................................................................1
ARTICLE I PURCHASE AND SALE OF SHARES..........................................................................1
         SECTION 1.1  Purchase and Sale of Shares..............................................................1
         SECTION 1.2  Options..................................................................................1
         SECTION 1.3 Escrow....................................................................................1
         SECTION 1.4 Letter of Intent..........................................................................2
         SECTION 1.5 Reduction of Purchase Price for Storybook Common Shares not Sold Hereunder................2
ARTICLE II CLOSING.............................................................................................2
         SECTION 2.1  Closing..................................................................................2
ARTICLE III REPRESENTATIONS AND WARRANTIES OF STORYBOOK AND MACHADO............................................2
         SECTION 3.1  Corporate Organization...................................................................3
         SECTION 3.2  Capitalization...........................................................................3
         SECTION 3.3  Authority Relative to this Agreement.....................................................4
         SECTION 3.4  Consents and Approvals; No Violations....................................................4
         SECTION 3.5  Financial Statements.....................................................................4
         SECTION 3.6  Receivables..............................................................................5
         SECTION 3.7  Inventories..............................................................................6
         SECTION 3.8  Customers and Suppliers..................................................................7
         SECTION 3.9  No Undisclosed Liabilities...............................................................7
         SECTION 3.10  Absence of Certain Changes..............................................................8
         SECTION 3.11  No Default..............................................................................9
         SECTION 3.12  Litigation..............................................................................9
         SECTION 3.13  Compliance with Applicable Law..........................................................9
         SECTION 3.14  Taxes...................................................................................9
         SECTION 3.15  ERISA..................................................................................10
         SECTION 3.16  Change in Control......................................................................11
         SECTION 3.17  Intellectual Property..................................................................11
         SECTION 3.18  Contracts and Commitments..............................................................11
         SECTION 3.19  Labor Relations........................................................................13
         SECTION 3.20  Employee Benefit Plans.................................................................13
         SECTION 3.21  Personnel..............................................................................13
         SECTION 3.22  Environmental Matters..................................................................13
         SECTION 3.23  Insurance..............................................................................15
         SECTION 3.24  Related Party Contracts................................................................16
         SECTION 3.25  Real Property; Leased Premises.........................................................16
         SECTION 3.26  Absence of Certain Payments............................................................17
         SECTION 3.27  Disclosure.............................................................................17
         SECTION 3.28  Books and Records......................................................................17
         SECTION 3.29  Accounts; Lockboxes; Safe Deposit Boxes................................................17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.................................................17
         SECTION 4.1  Ownership...............................................................................18
         SECTION 4.2  Authorization...........................................................................18
         SECTION 4.3  Conflicts...............................................................................18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FULCRUM...........................................................18
         SECTION 5.1  Corporate Organization..................................................................18
         SECTION 5.2  Authority Relative to this Agreement....................................................18
         SECTION 5.3  Consents and Approvals; No Violations...................................................19
         SECTION 5.4  Disclosure..............................................................................19
ARTICLE VI COVENANTS OF STORYBOOK AND SHAREHOLDERS............................................................19
         SECTION 6.1  Repayment of Debt.......................................................................19
         SECTION 6.2  Further Assurances......................................................................20
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ARTICLE VII MUTUAL COVENANTS..................................................................................20
         SECTION 7.1  Best Efforts............................................................................20
         SECTION 7.2  Brokers or Finders......................................................................20
         SECTION 7.3  Fees and Expenses.......................................................................21
ARTICLE VIII INDEMNIFICATION, ETC.............................................................................21
         SECTION 8.1  Survival of Representations and Covenants...............................................21
         SECTION 8.2  Indemnification.........................................................................22
         SECTION 8.3  Dispute Resolution......................................................................22
ARTICLE IX CONDITIONS TO CLOSING..............................................................................23
         SECTION 9.1  Conditions of the Obligations of the Shareholders.......................................23
         SECTION 9.2  Conditions of Obligations of Fulcrum....................................................24
ARTICLE X AMENDMENT...........................................................................................25
         SECTION 10.1  Amendment; Extension; Waiver...........................................................25
ARTICLE XI MISCELLANEOUS......................................................................................25
         SECTION 11.1  Notices................................................................................25
         SECTION 11.2  Descriptive Headings...................................................................26
         SECTION 11.3  Counterparts...........................................................................26
         SECTION 11.4  Entire Agreement; Assignment...........................................................27
         SECTION 11.5  Governing Law..........................................................................27
         SECTION 11.6  Specific Performance...................................................................27
         SECTION 11.7  Publicity..............................................................................27
         SECTION 11.8  Parties in Interest....................................................................27
         SECTION 11.9 Knowledge...............................................................................27
         SECTION 11.10 Waiver of Rights of First Refusal......................................................27
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
EXHIBIT 1.3          -      Form of Escrow Agreement
EXHIBIT 3.5          -      Storybook Financial Statements
EXHIBIT 3.6(a)       -      Receivables
EXHIBIT 3.8          -      Storybook House File Count Sheet
EXHIBIT 3.17         -      Intellectual Property Applications and Registrations
EXHIBIT 7.3          -      Fees and Expenses
EXHIBIT 9.1(a)       -      Wire Transfer Instructions
EXHIBIT 9.1(c)       -      Form of Secretary's Certificate of Fulcrum Direct, Inc.
EXHIBIT 9.2(d)       -      Form of Officer's Certificate of Storybook Heirlooms, Inc.
EXHIBIT 9.2(e)       -      Form of Fenwick & West, LLP Opinion
EXHIBIT 9.2(f)       -      Form of Severance, Confidentiality and Non-Competition Agreement
EXHIBIT 9.2(g)       -      Form of Employment Agreement
EXHIBIT 9.2(i)       -      Form of Deloitte & Touche LLP Letter Agreement
EXHIBIT 9.2(j)       -      Form of Secretary's Certificate of Storybook Heirlooms, Inc.
SCHEDULE III         -      Storybook Disclosure Schedule
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
                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (together with the exhibits and attachments hereto, the "Agreement"), dated as of June 27, 1997 by and among Storybook Heirlooms, Inc., a California corporation ("Storybook"), the shareholders of Storybook signatory hereto (the "Shareholders") and Fulcrum Direct, Inc., a Delaware corporation ("Fulcrum").

                              W I T N E S S E T H:

                  WHEREAS, the Shareholders beneficially own, directly and indirectly, all of the issued and outstanding shares of common stock, no par value per share, of Storybook, as set forth on Exhibit 3.2(a)(ii) (the "Storybook Common Shares");

                  WHEREAS, Storybook, Fulcrum and Jerry H. Machado ("Machado") entered into a letter of intent dated May 2, 1997 (the "Letter of Intent"), respecting the transactions contemplated herein; and

                  WHEREAS, the Shareholders desire to sell the Storybook Common Shares to Fulcrum, and Fulcrum desires to purchase the Storybook Common Shares from the Shareholders, on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby covenant and agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         SECTION 1.1 Purchase and Sale of Shares. At the Closing (as defined below), the Shareholders shall sell, transfer, convey, assign and deliver to Fulcrum and Fulcrum shall purchase from the Shareholders at the Closing, each Storybook Common Share, for a price per share (the "Purchase Price") equal to $13,000,000 (less the amounts as set forth in and subject to Sections 1.3, 6.1, 7.2 and 7.3 below) divided by the total number of Storybook Common Shares issued and outstanding on the Closing Date.

         SECTION 1.2 Options. Prior to or simultaneously with the Closing, each outstanding option, warrant or other right to purchase Storybook Common Shares (collectively, "Options") to the extent not therefore exercised, shall be cancelled.

         SECTION 1.3 Escrow. At the Closing, Fulcrum shall deposit, out of the amount payable to Machado pursuant to Section 1.1 above, $500,000 (the "Escrowed Amount") of the Purchase Price in escrow pursuant to an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit 1.3 hereto. The Escrow Agreement shall provide for the release of the Escrowed Amount to Machado 60 days following the date of the first audit of Storybook

(or its Successor) following the Closing, except to the extent any claim for indemnification has been made by Fulcrum, and not resolved then the estimated amount of any such claims, pursuant to Article VIII hereof shall be retained in escrow until resolution thereof. Fulcrum will use its commercially reasonable efforts to have such audit completed as soon as possible, consistent with generally accepted accounting practices, after the Closing Date.

         SECTION 1.4 Letter of Intent. Fulcrum, Storybook and Machado hereby agree that the terms and provisions of the Letter of Intent have been incorporated herein and are therefore superseded by the terms and conditions of this Agreement.

         SECTION 1.5 Reduction of Purchase Price for Storybook Common Shares not Sold Hereunder. If less than all outstanding Storybook Common Shares are sold to Fulcrum hereunder, then the aggregate Purchase Price set forth in Section 1.1 hereof shall be reduced by an amount equal to the product of $13,000,000 times a fraction, the numerator of which is the number of Storybook Common Shares outstanding and not being sold to Fulcrum hereunder and the denominator of which is the total number of outstanding Storybook Common Shares.


                                   ARTICLE II

                                     CLOSING

         SECTION 2.1 Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Storybook Common Shares hereunder (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, effective as of 5:00 p.m. on June 27, 1997 (the "Closing Date"), or at such other place or on such other date as is mutually agreeable to Fulcrum and the Shareholders. At the Closing, each Shareholder shall have complied with Section 9.2 hereof and Fulcrum shall have complied with Section 9.1 hereof.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF STORYBOOK AND MACHADO

         Subject to the exceptions set forth in the disclosure schedule by specific section reference, delivered by Storybook and Machado to Fulcrum (the "Storybook Disclosure Schedule"), attached hereto as Schedule III, which document is hereby incorporated herein by reference, Storybook and Machado hereby jointly and severally represent and warrant to Fulcrum as follows:

         SECTION 3.1 Corporate Organization. Storybook is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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
Storybook has no subsidiaries. Section 3.1(i) of the Storybook Disclosure Schedule sets forth the name of each jurisdiction in which Storybook is qualified or licensed to do business. Storybook is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where, the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Storybook. "Material Adverse Effect" means as to Storybook as used herein or as to Fulcrum in Section 5.3 hereof, (a) a material change in the business, assets, liabilities, customer or supplier relations, operations, results of operations or condition (financial or otherwise) of Storybook or Fulcrum, respectively, or (b) any condition which would prevent or materially delay consummation of the transactions contemplated by this Agreement. The copies of Storybook's Articles of Incorporation and Bylaws delivered at Closing, are true, complete and correct copies of such instruments, as in effect as of the date of this Agreement, and Storybook is not in violation thereof.

         SECTION 3.2  Capitalization.

         (a) The authorized capital stock of Storybook consists of 30,000,000 shares of Common Stock, no par value, of which 11,446,787 shares were authorized, issued and outstanding as of the date of this Agreement. All of the issued and outstanding Storybook Common Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, before giving effect to the Closing, 2,059,631 shares of Common Stock of Storybook are reserved for issuance upon exercise of Options. Except as set forth above or as contemplated by this Agreement, there are not as of the date of this Agreement, and at the Closing there will not be, any shares of capital stock (or securities substantially equivalent to capital stock including, without limitation, stock appreciation rights, phantom stock, profit participation or similar rights) of Storybook issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Storybook to issue, transfer or sell any of its securities. Section 3.2(a)(ii) of the Storybook Disclosure Schedule sets forth as of the date of this Agreement (i) the name of the holder and beneficial owner of each outstanding Storybook Common Share and,
(ii) the number of Storybook Common Shares held by such holder. As of the Closing Date, all Options have been cancelled by Storybook, and no Options are currently issued or outstanding.

         (b) Storybook does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest (financial or otherwise) in any business. Except as contemplated by this Agreement, there are not as of the date of this Agreement, and at the Closing there will not be, any voting trusts or other

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agreements or understandings to which Storybook is a party or is bound with respect to voting of the capital stock of Storybook. There are no persons or entities in which Storybook has any voting rights or equity interests.

         SECTION 3.3 Authority Relative to this Agreement. Storybook has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by (i) the Board of Directors of Storybook by Unanimous Written Consent, dated June 25, 1997 and (ii) no other proceedings on the part of Storybook or Machado are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Storybook and Machado and constitutes a valid and binding agreement of Storybook and Machado, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, moratorium and other creditors' rights laws and by any limitations as to enforceability of equitable remedies as may be observed by the relevant judicial body.

         SECTION 3.4 Consents and Approvals; No Violations. Except for applicable requirements of state Blue Sky laws, no filing with or notification to, and no permit, authorization, consent, waiver or approval of, any government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), is necessary for the consummation by Storybook or Machado, of the transactions contemplated by this Agreement except for such filing, notification, permit, authorization, consent, waiver or approval for which the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of this Agreement by Storybook nor the consummation by Storybook of the transactions contemplated hereby nor compliance by Storybook with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Storybook, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a "Lien")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Storybook or Machado is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Storybook or Machado or any of their respective properties or assets.

         SECTION 3.5 Financial Statements. (a) Attached hereto as Exhibit 3.5 are the following financial statements (collectively,

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
the "Financial Statements"):

         (i) the audited balance sheets of Storybook as of December 31, 1994, December 30, 1995 and December 28, 1996, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

         (ii) the unaudited balance sheet of Storybook as of May 30, 1997, and the related statements of income for the five-month period then ended (the "Interim Financial Statements").

Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, was prepared from the books and records of Storybook (which, in turn, are accurate and complete in all material respects) and fairly presents, in all material respects, the financial position of Storybook as of the dates specified therein and its results of operations and cash flows for the periods specified, all in conformity with generally accepted accounting principles, consistently applied.

         (b) Storybook has made available to Fulcrum all accounting books and records maintained by Storybook, which are complete and correct in all material respects, showing tax and book basis, historical cost, method of depreciation and tax depreciation by individual account.

         (c) The current forecast for "Gross Profit" (being defined as the sum of "Total Net Revenues" plus "Total Other Income" less "Total Cost of Goods Sold" (as such terms have been used by Storybook in the Financial Statements)) for fiscal year 1997 is $17,525,000. To the best knowledge of Storybook and Machado, this forecast accurately reflects the forecasted Gross Profit of Storybook for such fiscal period, taking into account all information available to Storybook and Machado as of the Closing Date, provided that no guarantee is made that any of such forecast will be achieved, or to what extent it will be achieved.

         SECTION 3.6 Receivables. (a) Exhibit 3.6(a) attached hereto is an aged list of Storybook's accounts receivables, notes receivables or other receivables (including list exchange balances; "Receivables") as of May 30, 1997. Except to the extent, if any, reserved for on the Interim Financial Statements, all Receivables reflected on the Interim Financial Statements and the Receivables existing on the Closing Date will have arisen from the sale of inventory or services, or list rental and like arrangements, to persons not affiliated with Storybook and in the ordinary course of Storybook's business consistent with past practice and, except as reserved against on the Interim Financial Statements or set forth on Exhibit 3.6(a), to the best knowledge of Storybook and Machado, will constitute valid, undisputed claims of Storybook not subject to valid claims of set-off or other defenses or counterclaims other than in the ordinary course of Storybook's business consistent with past practice.

         (b) To the best knowledge of Storybook and Machado, all Receivables reflected on the Interim Financial Statements (subject to the reserve for bad debts, if any, reflected on the Interim Financial Statements) will be good and will be collectible, without resort to litigation or extraordinary collection activity, within 90 days after the Closing Date (other than receivables related to the rental or exchange of Storybook's customer list, which shall be collectible in the normal course consistent with past collection practices), assuming at least the level of collection efforts used by Storybook prior to Closing, and subject to returns, allowances and adjustments in the ordinary course of business.

         (c) Section 3.6(c) of the Storybook Disclosure Schedule lists all material contracts and agreements relating to Receivables.

         SECTION 3.7 Inventories. (a) The perpetual inventory report dated June 24, 1997 (the "Inventory Report", and the inventory listed therein, including, without limitation, raw materials and finished goods, being collectively, the "Inventory") has been delivered to Fulcrum and Fulcrum acknowledges receipt thereof.

         (b) To the best knowledge of Storybook and Machado, the quantity of Inventory reflected in the Inventory Report is accurate to within plus or minus 3%.

         (c) To the best knowledge of Storybook and Machado, the value per item of the Inventory is at least equal to the aggregate value of the Inventory stated on the Inventory Report, which is the value reflected on the Interim Financial Statements. The values at which the Inventory is carried on the Inventory Report reflects actual cost of goods, calculated in accordance with generally accepted accounting principles, consistently applied. The reserve for obsolescence on the books of Storybook as of May 30, 1997 was equal to $300,000 (the "Inventory Reserve"). The value of the Inventory Reserve is calculated in accordance with generally accepted accounting principles, consistently applied, consistent with past practice of Storybook and assumes that obsolete inventory will be disposed of in current and anticipated catalogs and at Storybook's outlet stores, except for defective inventory with no saleable value which Inventory is intended to be donated to charitable organizations.

         (d)(i) Storybook has good and marketable title to the Inventory free and clear of all encumbrances; (ii) the Inventory does not consist of any items held on consignment; (iii) Storybook is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of its customers other than in the ordinary course of its business consistent with past practice; (iv) Storybook has not acquired or manufactured a material amount of inventory for sale which is not of a quantity and quality projected to be usable in the ordinary course of its business consistent with past practice and within a reasonable period of time (except for Inventory reserved against in the Inventory Reserve) nor has Storybook changed the cost of any Inventory held for sale in the ordinary course (other than

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Inventory reserved against in the Inventory Reserve), except for (x) reductions to reflect any reduction in the cost thereof to Storybook, (y) reductions and increases responsive to normal competitive conditions, and (z) increases to reflect any increase in the cost thereof to Storybook in the ordinary course of business.

         (e) Except for Inventory reserved against in the Inventory Reserve, the Inventory is in good and merchantable condition in all material respects, and is suitable and usable in all material respects for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course of Storybook's business.

         (f) Section 3.7(f) of the Storybook Disclosure Schedule lists all material contracts and agreements relating to Inventory.

         SECTION 3.8 Customers and Suppliers.

         (a) Customers. Attached hereto as Exhibit 3.8 is a Catalog House File Count Sheet containing, among other things, the number of customers that have purchased merchandise from Storybook ("Buyers"). As of the Closing Date, Storybook's Buyer File contained at least 500,000 Buyers, of which at least 175,000 Buyers have purchased from Storybook during the twelve-month period prior to the Closing Date. As of the Closing Date, all information relating to Buyers and prospective Buyers, maintained by Storybook (including, the historical purchases by such Buyers, all list and other test results, all house file models, zip models, regression models, and any other models developed by or for the benefit of Storybook), have been provided to the Fulcrum. To the best knowledge of Storybook and Machado, Storybook's housefile database (the "Housefile") contains all historical data regarding mailings to Buyers, catalog requesters and prospective Buyers, and accurately reflects, in all material respects, all mailing details and results therefrom and order detail since December 31, 1994, and such data has been maintained in accordance with industry practices since that date such that such data is suitable for future statistical modeling and the creation of catalog mail plans.

         (b) Suppliers. Section 3.8(b) of the Storybook Disclosure Schedule contains a list of all suppliers (and each material purchase order or contract in its possession relating thereto) from which Storybook was invoiced for or legally obligated to purchase raw materials, contract labor, merchandise and other goods or services for its business with a dollar value in excess of $10,000, individually or in the aggregate, since January 1, 1997 through the Closing Date, and the approximate amount for which each such supplier invoiced during such period. Storybook has not received any notice (written or oral) that any of such suppliers will not sell raw materials, contract labor, merchandise and other goods or services to Storybook at any time after the Effective Date on terms and conditions similar to those imposed on current sales to Storybook, subject to general and customary price increases.

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         SECTION 3.9 No Undisclosed Liabilities. Except as and to the extent provided in the Interim Financial Statements, Storybook did not have at May 30, 1997, any liabilities (whether contingent or absolute, direct or indirect, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated due or to become due, known or unknown to Storybook or Machado or matured or unmatured) not fully reflected and fully reserved against in the Interim Financial Statements in accordance with generally accepted accounting principles, consistently applied. Except as provided in Section 3.9(ii) of the Storybook Disclosure Schedule, as of the Closing Date, there were no loss contingencies (as such term is used in the Statement of Financial Accounting Standards No. 5) which were not adequately provided for in the Interim Financial Statements or disclosed in the notes thereto. Since May 30, 1997, except as set forth in
Section 3.9(iii) of the Storybook Disclosure Schedule, Storybook has not incurred any liability greater than $10,000 except in the ordinary course of business consistent with past practice.

         SECTION 3.10 Absence of Certain Changes. Except as and to the extent set forth in Section 3.10 of the Storybook Disclosure Schedule, since May 30, 1997, neither Storybook nor any of its subsidiaries has:

         (a) paid, discharged or otherwise satisfied any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than payments, made in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the Interim Financial Statements or incurred in the ordinary course of business and consistent with past practice greater than $10,000 in the aggregate;

         (b) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for (i) Liens for current taxes or other governmental charges not yet due and payable, or the amount or validity of which is being contested by the appropriate proceedings and for which an appropriate reserve has been established, (ii) Liens of carriers, warehouseman, mechanics and materialmen and similar Liens incurred in the ordinary course of business, and (iii) zoning, entitlement and other land use and environmental regulations (collectively, "Permitted Liens");

         (c) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) greater than $10,000 in the aggregate, except in the ordinary course of business and consistent with past practice;

         (d) granted any increase in the compensation or benefits of any officer or key employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

         (e) made any change in severance policy or practices;

         (f) made any expenditure capitalized in accordance with Storybook's current accounting policies or acquired any property or assets (other than new materials and supplies) for a cost in excess of $10,000, in the aggregate;

         (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Storybook;

         (h) made any change in any method of tax or financial accounting or accounting practice or made or changed any election for Federal income tax purposes;

         (i) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate or associate of any of its officers, directors or stockholders except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during Storybook's fiscal year ended December 28, 1996; or

         (j) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         SECTION 3.11 No Default. Storybook is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Storybook is a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Storybook.

         SECTION 3.12 Litigation. There is no action, suit, proceeding, arbitration, investigation pending, or to the best knowledge of Storybook or Machado, threatened, by or before any Governmental Entity involving Storybook. Storybook is not a party or subject to the provisions of any order or decree of any Governmental Entity which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There is no action, suit, proceeding, arbitration or investigation initiated by Storybook currently pending or which Storybook presently intends to initiate.

         SECTION 3.13 Compliance with Applicable Law. The business of Storybook has not been conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity. Storybook holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses (the "Storybook Permits") except for such Storybook Permits for which the failure to so hold would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Storybook is in compliance with the terms of the Storybook Permits. Storybook has not received any notification of any asserted present or past failure by Storybook to comply with such laws, rules or regulations or such Storybook Permits which have not been previously cured, and to the best knowledge of Storybook's President or Machado, there is no pending audit, investigation or other review by any Governmental Entity to determine the existence of any violation of such laws, rules or regulations or such Storybook Permits.

         SECTION 3.14  Taxes.

         (a) Storybook has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; Storybook in all material respects has paid all Taxes due and owing by it through the Closing Date (whether or not such Taxes are required to be shown on a Tax Return) which it is not contesting in good faith (such contested Taxes are listed in section 3.14(a) of the Storybook Disclosure Schedule) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold through the Closing Date from amounts paid or owing to any employee, stockholder, creditor or other third party; Storybook has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; the accrual for Taxes on the Interim Financial Statements would be adequate to pay all Tax liabilities of Storybook if its current tax year were treated as ending on the date of the Interim Financial Statements (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Interim Financial Statements, Storybook has not incurred any material liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by Storybook does not exceed the recorded liability therefor on the Interim Financial Statements (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); the federal income Tax Returns of Storybook have been audited and closed for all tax years through 1996; no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Storybook; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by Storybook from any foreign, federal, state or local taxing authority.

         (b) Storybook has properly and correctly completed and filed all necessary applications for qualification as an "S corporation" under Section 1361 of the Internal Revenue Code of 1986, as amended, and as of the end of Storybook's 1995 fiscal year has filed all necessary applications for conversion to a "C corporation" and is currently taxed as a "C corporation." Storybook and Machado are not aware that any tax liabilities prior to conversion to a "C corporation" were not properly paid by the relevant Shareholders.

         (c) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not. "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         SECTION 3.15 ERISA. (a) Storybook does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

         (b) Storybook does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

         (c) Storybook does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

         (d) Storybook does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

         (e) Storybook does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

         SECTION 3.16 Change in Control. Except for this Agreement, Storybook is not a party to any material contract, agreement or understanding which contains a "change in control," "potential change in control," or similar provision. Except as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Storybook to any person.

         SECTION 3.17 Intellectual Property.

         (a) Storybook owns, or is licensed or otherwise has the full right to use, all copyrights, trademarks and service marks (including all applications and registrations therefor), trade names, patents (including, applications therefor), and all other intellectual property, which are necessary for the conduct of its business as heretofore conducted (collectively, the "Intellectual Property"). Attached as Exhibit 3.17 hereto are copies of all such applications and registrations for such Intellectual Property.

         (b) There are no outstanding claims, judgments, settlements or proceedings against Storybook asserting the invalidity, abuse, misuse or unenforceability of any of the Intellectual Property, there are no threatened claims or proceedings relating to the validity of or enforceability of the Intellectual Property. To the best knowledge of Storybook and Machado, there are no pending or threatened opposition or other administrative proceedings with respect to any Intellectual Property which is the subject of a pending application that could reasonably be expected to prevent the registration in due course of such Intellectual Property.

         SECTION 3.18 Contracts and Commitments. (a) Except as set forth in
Section 3.18(a) of the Storybook Disclosure Schedule and attached thereto:

         (i) Storybook does not have any agreements, contracts, commitments, or restrictions that are material to its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise) or operations;

         (ii) There are no purchase contracts or commitments under which Storybook is required to pay in excess of $25,000, which continue for a period of more than twelve (12) months;

         (iii) There are no outstanding sales contracts or commitments of Storybook that call for the payment to, or receipt by, Storybook of more than $25,000, which continue for a period of more than twelve (12) months;

         (iv) Storybook does not have any contracts, agreements, arrangements, or understandings with any officers, directors or employees that are not cancelable by Storybook on notice of not longer than thirty (30) days and without liability, penalty, or premium;

         (v) Storybook is not in default, nor is Storybook or Machado aware of any facts or circumstances which could serve as the basis for any valid claim of material default by Storybook, under any contract made or obligation owed by it;

         (vi) Storybook is not restricted by agreement from carrying on its business anywhere in the world;

         (vii) Storybook does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others, not reflected in the Financial Statements;

         (viii) Storybook does not have any outstanding loan to any person other than to Machado;

         (ix) Storybook does not have any power of attorney outstanding or any material obligations or liabilities (whether absolute, accrued, contingent, or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor for the material obligation of any person, corporation, partnership, joint venture, association, organization, or other entity; and

         (x) None of the officers, directors or stockholders of Storybook has any ownership or other property interest in any property, real or personal, tangible or intangible, including without limitation Intellectual Property, that is used in the business of Storybook.

         (b) Each contract specified in Section 3.18(a) of the Storybook Disclosure Schedule: (i) to the best knowledge of Storybook and Machado, is valid and binding on the respective parties thereto and is in full force and effect, (ii) is not subject to restrictions regarding a change in ownership or control and (iii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence and shall be unaffected by the transactions contemplated herein. Storybook is not in breach or default in any material respect under the terms of any such contract, the result of which could result in a Material Adverse Effect.

         (c) To the best knowledge of Storybook and Machado, no other party to any such contract is, in any material respect, in breach or default thereunder.

         SECTION 3.19 Labor Relations. As of the date hereof, there is no strike or other labor dispute pending against Storybook. Storybook is not bound by or subject to (and none of its properties or assets is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of Storybook and Machado has sought to represent any of the employees, representatives or agents of Storybook, nor is Storybook aware of any labor organization activity involving its employees.

Except as previously disclosed to Fulcrum, no officer or key employee of Storybook has any plans to terminate his employment with Storybook.

         SECTION 3.20 Employee Benefit Plans. Storybook has previously given to Fulcrum true and correct copies of Storybook's material work rule manuals, employee salary and bonus rules, retirement and severance pay rules, director compensation rules, director retirement allowance regulations and other compensation and benefit regulations and arrangements and each employment or consulting contract to the extent they exist. Except as previously disclosed to Fulcrum in writing by Storybook, there are no other significant employee benefit plans, programs or arrangements, maintained or contributed to by Storybook.

         SECTION 3.21 Personnel. Schedule 3.21(i) of the Storybook Disclosure Schedule sets forth a list of the names and current salaries of each officer and employee of Storybook as of the date of this Agreement. Section 3.21(ii) of the Storybook Disclosure Schedule sets forth a complete and correct list of all written employment, compensation, severance, consulting or indemnification contracts between Storybook and its present or former employees, officers, directors and consultants to the extent Storybook has any continuing obligations thereunder. Storybook has made available to Fulcrum true and correct copies of all such agreements.

         SECTION 3.22 Environmental Matters. (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of Storybook arising under any Environmental and Safety Requirements.

         (b) Except as has not had or would not reasonably be expected to have a Material Adverse Effect:

                           (1) Storybook has complied with and is currently in compliance with all Environmental and Safety Requirements, and has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to Storybook or any of its properties or facilities, except for any such noncompliance, liability or obligation which has not had or would not reasonably be expected to have a Material Adverse Effect.

                           (2) Without limiting the generality of the foregoing, Storybook has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its businesses. A list of all such permits, licenses and other authorizations is set forth in Section 3.22(b)(2) of the Storybook Disclosure Schedule.

                           (3) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will impose any obligations on Storybook or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                           (4) To the best knowledge of Storybook and Machado, none of the following exists at any property or facility occupied or operated by Storybook:

                                (i) underground storage tanks or surface impoundments;

                                (ii) asbestos-containing materials in any form or condition; or

                                (iii) materials or equipment containing
         polychlorinated biphenyls.

                           (5) Storybook has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or occupied or operated any facility or property, so as to give rise to liabilities of Storybook for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

                           (6) Without limiting the generality of the foregoing, no facts, events or conditions relating, to the best knowledge of Storybook and Machado, to the past or present properties, or to the facilities or operations of Storybook will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for any such noncompliance, obligation or liability which has not had or would not reasonably be expected to have a Material Adverse Effect

                           (7) Storybook has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other person relating to any Environmental and Safety Requirements.

                           (8) No Environmental Lien has attached to any property owned, leased or operated by Storybook during such ownership, lease or operation by Storybook.

         SECTION 3.23 Insurance. Section 3.23(a) of the Storybook Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Storybook. Such policies are in amounts customarily used and cover risks customarily insured against, by businesses of the type and size operated by Storybook. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the respective dates set forth in Section 3.23(a) of the Storybook Disclosure Schedule without the payment of additional premiums; and will not be materially affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All of such policies have been issued by insurance companies with ratings of BBB+ or higher from a nationally recognized rating agency. All known claims, if any, made against Storybook that are covered by insurance have been disclosed to, and to the best knowledge of Storybook and Machado, have been accepted by the appropriate insurance companies and, to the best knowledge of Storybook and Machado, are being defended by such appropriate insurance companies and are described in Section 3.23(b) of the Storybook Disclosure Schedule and no claims by Storybook have been denied coverage during the last three years.

         SECTION 3.24 Related Party Contracts. Each of the related-party agreements described in Sections 3.18(a)(4) and 3.18(a)(10) of the Storybook Disclosure Schedule were entered into between Storybook and the other party or parties thereto on an arm's length basis on terms no less favorable to Storybook than it could obtain from an unrelated third party.

         SECTION 3.25  Real Property; Leased Premises.

         (a) Storybook owns no real property or land.

         (b) Section 3.25(b) of the Storybook Disclosure Schedule sets forth a true and complete list of each lease of premises executed by or binding upon Storybook as lessee, sublessee, tenant or assignee (the "Leased Premises"). Each such lease is in full force and effect without any default or breach thereof by Storybook or, to the best knowledge of Storybook and Machado, any other party thereto. True and complete copies of all leases listed on Schedule 3.25(b) of the Storybook Disclosure Schedule (including all amendments, addenda, waivers and all other binding documents relating thereto) have been made available to Fulcrum.

         (c) Except as set forth in Section 3.25(c) of the Storybook Disclosure Schedule, Storybook has not, to the best knowledge of Storybook and Machado, received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part of any Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Leased Premises. All public utilities used in the operation of each Leased Premises in the manner currently operated are installed and operating, and all installation and connection charges with respect to Leased Premises have been paid in full or provided for. The plumbing, electrical, heating, air conditioning, ventilating and all other structural or material mechanical systems in the buildings upon the Leased Premises are, to the best knowledge of Storybook and Machado, in good working order and working condition, so as to be adequate for the operation of the business of Storybook as heretofore conducted. To the best knowledge of Storybook and Machado, the roof, basement and foundation walls of all buildings on the Leased Premises are free of leaks and other material defects.

         SECTION 3.26 Absence of Certain Payments. Neither Storybook nor any of its affiliates or any of their respective officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of Storybook or any of its affiliates or to the best knowledge of Storybook and Machado, any of their respective directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         SECTION 3.27 Disclosure. (a) Since the date of the latest audited Financial Statements, Storybook has not suffered any event which may be reasonably expected to have a Material Adverse Effect.

         (b) No representation or warranty by Storybook or Machado, respectively, in this Agreement and no statement contained in any document, schedule or certificate furnished or to be furnished by or on behalf of Storybook or Machado, respectively, to Fulcrum or any of its representatives pursuant to the provisions hereof or in connection with transactions contemplated hereby, contains as of the date hereof or will contain as of the Closing any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.28 Books and Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Storybook are complete and correct in all material respects, and there have been no material transactions involving the business of Storybook which properly should have been set forth therein and which have not been so set forth.

         SECTION 3.29 Accounts; Lockboxes; Safe Deposit Boxes. Section 3.29 of the Storybook Disclosure Schedule lists (a) the name of each bank, savings and loan association, or other financial institution in which Storybook has an account and (b) the location of all lockboxes and safe deposit boxes of Storybook.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each of the Shareholders (including Machado) represents and warrants to Fulcrum, severally, as to such respective Shareholder, as follows:

         SECTION 4.1 Ownership. All of the Storybook Common Shares set forth opposite such Shareholder's name in Section 4.1 of the Storybook Disclosure Schedule are owned of record and beneficially by such Shareholder, and such Shareholder has good and marketable title to such Storybook Common Shares, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever ("Encumbrances"). Except for such Storybook Common Shares, such Shareholder owns no other shares of the capital stock of the Storybook or rights to acquire any such shares. At the Closing, such Shareholder shall transfer to Fulcrum good and marketable title to such Storybook Common Shares, free and clear of all Encumbrances.

         SECTION 4.2 Authorization. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, moratorium and other creditors' rights laws and by any limitations as to enforceability of equitable remedies as may be observed by the relevant judicial body.

         SECTION 4.3 Conflicts. The execution, delivery and performance of this Agreement by such Shareholder does not conflict with, violate or result in the breach of, require the execution or delivery of any consents or other instruments, or create any lien or encumbrance on, such Shareholder's Storybook Common Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which such Shareholder is a party or is subject or by which such Shareholder's Storybook Common Shares are bound.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF FULCRUM

         Fulcrum represents and warrants to Storybook and to each Shareholder, severally, as follows:

         SECTION 5.1 Corporate Organization. Fulcrum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         SECTION 5.2 Authority Relative to this Agreement. Fulcrum has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Fulcrum at a meeting held June 10, 1997. This Agreement has been duly and validly executed and delivered by Fulcrum and constitutes a valid and binding agreement of Fulcrum, enforceable against Fulcrum in accordance with its terms, except as enforcement may be limited by bankruptcy, moratorium and other creditors' rights laws and by any limitations as to enforceability of equitable remedies as may be observed by the relevant judicial body.

         SECTION 5.3 Consents and Approvals; No Violations. No filing with or notification to, and no permit, authorization, consent, waiver or approval of, any Governmental Entity, is necessary for the consummation by Fulcrum of the transactions contemplated by this Agreement except for such filing, notification, permit, authorization, consent, waiver or approval for which the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of this Agreement by Fulcrum nor the consummation by Fulcrum of the transactions contemplated hereby nor compliance by Fulcrum with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Fulcrum or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Fulcrum or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Fulcrum, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 5.4 Disclosure. No representation or warranty by Fulcrum in this Agreement and no statement contained in any document, schedule or certificate furnished or to be furnished by Fulcrum to Storybook or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains as of the date hereof or will contain as of the Closing any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                     COVENANTS OF STORYBOOK AND SHAREHOLDERS

         Storybook and the Shareholders covenant and agree as follows:

         SECTION 6.1 Repayment of Debt. (a) At the Closing, Fulcrum shall pay to Storybook, on behalf of, and at the direction of, Machado, $1,100,638.19 as payment in full of the obligation owed by Machado to Storybook under a revolving line of credit, which amount shall be deducted from the portion of the Purchase Price otherwise payable to Machado pursuant to Section 1.1(a) hereof, and such revolving credit line shall be terminated as of the Closing Date.

         (b) At the Closing, Fulcrum shall pay to CoAmerica Bank ("CoAmerica") on behalf of, and at the direction of, Machado, $1,814,500.00 as payment in full of the obligations owed by Machado to CoAmerica and Machado and Storybook shall take all actions necessary at or prior to the Closing to have all liens and security interests held by CoAmerica in the Storybook Common Shares owned by Machado, and sold to Fulcrum pursuant to the Agreement, terminated as of the Closing.

         SECTION 6.2 Further Assurances. Each of Storybook and the Shareholders shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental agency or any other person) as may be reasonably requested by Fulcrum, prior to, or after, the Closing, to carry out or to perform the provisions of this Agreement.


                                   ARTICLE VII

                                MUTUAL COVENANTS

         SECTION 7.1 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated herein. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         SECTION 7.2 Brokers or Finders. Each of Storybook and Fulcrum represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Tucker Capital, whose fees and expenses will be paid out of the Purchase Price (and deducted therefrom) in accordance with Storybook's agreement with such firm (a copy of which has been delivered by Storybook to Fulcrum prior to the date of this Agreement), and Hambrecht & Quist LLC and Fulcrum Capital Partners, L.P., whose fees and expenses will be paid by Fulcrum in accordance with Fulcrum's agreement with such firms. Each of Storybook and Machado, and Fulcrum agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of such party. Each of the Shareholders agrees to indemnify Fulcrum and hold it harmless from and against any and all claims liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of such party.

         SECTION 7.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Shareholders pro rata from the Purchase Price as a reduction on the one hand as specified in Exhibit 7.3 and Fulcrum on the other.


                                  ARTICLE VIII

                              INDEMNIFICATION, ETC.

         SECTION 8.1 Survival of Representations and Covenants.

         (a) The representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the sale of the Storybook Common Shares to Fulcrum and shall expire on the second anniversary of the Closing Date.

         (b) Notwithstanding the foregoing, if a Claim Notice (as defined below) relating to any representation, warranty, covenant or obligation is given to Machado or a Shareholder on or prior to the second anniversary of the Closing Date then, notwithstanding anything to the contrary contained in Section 8.1(a), such representation or warranty shall not so expire solely with respect to such claim, but rather shall remain in full force and effect until such time as each and every claim specifically set forth in such Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Fulcrum and Machado or a Shareholder, as the case may be, or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

         (c) For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee (as defined below) acting in good faith, delivers to Machado or a Shareholder, as the case may be, a written notice stating that such Indemnitee believes that there is or has been a possible breach of a representation or warranty and containing (i) a brief description, providing reasonable detail, of the circumstances supporting such Indemnitee's belief that there is or has been such a possible breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential damages that have arisen and may arise as a direct or indirect result of such possible breach.

         (d) For purposes of this Agreement, each statement or other item of information set forth in the Storybook Disclosure Schedule shall be deemed to be a representation, warranty, covenant or obligation of Machado in this Agreement.

         SECTION 8.2 Indemnification.

         (a) Machado or a Shareholder, as the case may be, shall hold harmless and indemnify each of Fulcrum, its affiliates, officers, agents, employees and directors (the "Indemnitees") from and against, and shall compensate and reimburse each of the Indemnitees for, any and all liabilities, losses, costs, payments, damages, claims, obligations and expenses (including reasonable attorney's fees and out-of-pocket costs) (collectively, the "Damages") that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

         (1) Any breach of any of the representations, warranties, covenants or obligations made by Machado or a Shareholder, as the case may be, in this Agreement, it being understood that a Shareholder will only be liable for any breach of such Shareholder's respective representation, warrant, covenant or obligation under Article IV and Sections 9.2(a), (b), (c) and (k); or

         (2) Any breach of any representation, warranty, statement, information or provision contained in the Storybook Disclosure Schedule or in any other document delivered or otherwise made available to Fulcrum or any of its representatives by or on behalf of Machado or any representative of Machado.

         (b) Machado or a Shareholder, as the case may be, shall not be required to make any indemnification payment pursuant to Section 8.2(a) for any breach of their respective representations and warranties until such time as, and only to the extent that, the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of Machado's, or such shareholder's, respective representations and warranties) that have been directly or indirectly suffered or incurred by Indemnitees, or to which Indemnitees have otherwise become subject, equals or exceeds the amount of $10,000 in the aggregate. The aggregate indemnification payments that any Shareholder is required to make pursuant to Section 7.2(a) shall in no event exceed the Purchase Price received by such Shareholder pursuant hereto.

         (c) The parties hereto acknowledge that notwithstanding the fact that an Indemnitee is not a party to this Agreement, such Indemnitee is entitled to the benefits of and to enforce all provisions hereof as an intended third party hereof.

         SECTION 8.3 Dispute Resolution.

         (a) Within the period of thirty (30) business days following their receipt of any Claim Notice applicable to them, Machado or a Shareholder, as the case may be, shall have the right to deliver a notice (a "Dispute Notice") stating that Machado or such Shareholder, as the case may be, disputes the validity or the amount specified in such Claim Notice or any portion thereof as applicable to such Shareholder (a "Disputed Amount") and providing in reasonable detail the reasons therefor. In case Machado or such Shareholder, as the case may be, delivers a Dispute Notice with regard to any claim or claims by an Indemnitee made in any Claim Notice, the Indemnitee(s) will have thirty (30) business days to respond in a written statement to the objection of Machado or such Shareholder, as the case may be. If after such thirty (30) business day period there remains a dispute as to any claims, Machado or such Shareholder, as the case may be, and the Indemnitee(s) will attempt in good faith for thirty
(30) days to agree upon the rights of the respective parties with respect to each of such claims. Thereafter, if Machado or such Shareholder, as the case may be, and the Indemnitee(s) should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and any agreed upon indemnification shall be paid promptly by Machado or a Shareholder, as the case may be. If no Agreement is reached, then the parties may submit such matter to a court of competent jurisdiction.

         (b) If agreement is reached pursuant to such Section 8.3(a) above or if a court of competent jurisdiction so orders, with respect to any claim for indemnification hereunder, then Machado or a Shareholder, as the case may be, shall promptly pay the total amount of Damages arising out of such claim to the Indemnitee(s), subject to the limitations of Section 8.2(b) hereof. If Machado is required to make an indemnification payment hereunder, then the obligation to make such payment may be satisfied by, and to the extent of, the release of all or a part of the Escrowed Amount pursuant to the terms of the Escrow Agreement, provided, that the release of all or any portion of the Escrowed Amount to Machado, pursuant to the terms of the Escrow Agreement shall in no way limit the rights of the Indemnitee(s) or the obligations of Machado hereunder.


                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         SECTION 9.1 Conditions of the Obligations of the Shareholders. The obligations of the Shareholders hereunder are further subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) Fulcrum shall have delivered the Purchase Price to each Shareholder in the manner provided in the letter attached hereto as Exhibit 9.1(a).

         (b) Fulcrum shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

         (c) Fulcrum shall have delivered to the Shareholders a Secretary's Certificate, substantially in the form of Exhibit 9.1(c) attached hereto.

         (d) Fulcrum shall have delivered to the Shareholders a cross-receipt acknowledging receipt of the Storybook Common Shares.

         (e) Storybook and the Shareholders shall have received from Fulcrum all other documents reasonably requested by Storybook or the Shareholders which are required to be delivered (and have not been previously delivered) by Fulcrum under the provisions of this Agreement.

         SECTION 9.2 Conditions of Obligations of Fulcrum. The obligations of Fulcrum hereunder are further subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) Each Shareholder individually, and all Shareholders in the aggregate, shall have delivered to Fulcrum, stock certificate(s) representing all Storybook Common Shares beneficially owned by such Shareholder and all Shareholders, respectively, accompanied by duly executed stock powers executed in blank, in form and substance reasonably satisfactory to Fulcrum, or a Lost Certificate Indemnity Agreement and document of share ownership assignment to Fulcrum in such form as Fulcrum approves in writing.

         (b) Storybook and the Shareholders shall have performed and complied with, in all material respects, with all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

         (c) Storybook and the Shareholders shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Entity necessary for the consummation of the transactions by Storybook and the Shareholders of the transactions contemplated by this Agreement.

         (d) Fulcrum shall have received from Storybook an officer's certificate substantially in the form of Exhibit 9.2(d) attached hereto.

         (e) Fulcrum shall have received from Fenwick & West, LLP, counsel to Storybook and Machado, an opinion substantially in the form of Exhibit 9.2(e) attached hereto.

         (f) Fulcrum shall have received from Machado, a fully executed Severance, Confidentiality and Non-competition Agreement, substantially in the form of Exhibit 9.2(f) attached hereto.

         (g) Fulcrum shall have received from each of Estelle DeMuesy and Jon Bruml fully executed Employment Agreements substantially in the form of Exhibit 9.2(g) attached hereto.

         (h) Fulcrum shall have received resignation letters and general releases signed by each member of Storybook's Board of Directors (except for Estelle DeMuesy as President of Storybook) with respect to any and all positions and/or offices each may hold with Storybook and any payments for compensation, benefits or severance for any period prior to or following June 27, 1997.

         (i) Fulcrum shall have received from Deloitte & Touche LLP a fully executed letter agreement between Deloitte & Touche LLP and Fulcrum substantially in the form attached hereto as Exhibit 9.2(i).

         (j) Fulcrum shall have received from Storybook a Secretary's Certificate, substantially in the form of Exhibit 9.2(j) attached hereto.

         (k) Fulcrum shall have received from Storybook and each of the Shareholders all other documents reasonably requested by Fulcrum which are required to be delivered (and have not been previously delivered) to Fulcrum under the provisions of this Agreement.

         (l) Fulcrum shall have received from Machado an agreement signed by Machado, Storybook and each holder of Options outstanding as of immediately prior to Closing, transferring such Options to Machado and subsequently cancelling such Options on or before the Closing.


                                    ARTICLE X

                                    AMENDMENT

         SECTION 10.1 Amendment; Extension; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time following the Closing, the parties hereto may, in a written instrument signed on behalf of the parties hereto by Fulcrum, Storybook and Machado, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein by the other parties hereto.


                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1 Notices. All notices and other communications hereunder, following the Closing Date, shall be in writing, and shall be deemed given upon receipt if delivered personally (including delivery by courier), sent by facsimile transmission (receipt of which is confirmed) or by certified or registered mail, return receipt requested, or by a nationally recognized private overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to the Shareholders, to:

                  c/o Jerry H. Machado
                  1142 Moore Road
                  Woodside, California 94062-1112

                  Facsimile: (415) 529-1209

         with copies to:

                  Fenwick & West LLP
                  Two Palo Alto Square
                  Palo Alto, California  94306
                  Attention:  Bruce W. Jenett

                  Facsimile No.:  (415) 494-1417

                  and

         (b)      if to Storybook or Fulcrum, to:

                  Fulcrum Direct, Inc.
                  4321 Fulcrum Way
                  Rio Rancho, New Mexico  87124
                  Attention:  Scott A. Budoff

                  Facsimile No.:  (505) 867-7100

         with a copy to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York 10022
                  Attention:  Frederick Tanne

                  Facsimile No.:  (212) 446-4900

         SECTION 11.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 11.4 Entire Agreement; Assignment. This Agreement (with all attachments and Exhibits hereto), the Severance, Confidentiality and Non-Competition Agreement and the Employment Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

         SECTION 11.6 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 11.7 Publicity. Except as reasonably determined to be required by law, neither Storybook nor the Shareholders shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior approval of Fulcrum.

         SECTION 11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and for the purpose of
Article VIII, the Indemnitees and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.9 Knowledge. As used in this Agreement, the terms "knowledge" or "aware" as they relate to each of Storybook and Machado, respectively, shall mean and include the best knowledge or awareness of Estelle DeMuesy and Jon Bruml, on the one hand, and Machado, on the other, in each case after diligent inquiry of the matters in question, provided that no search of records outside of those kept by Storybook or Machado within their own premises is implied therein not need be undertaken.

         SECTION 11.10 Waiver of Rights of First Refusal. Storybook and each Shareholder hereby waives any and all preemptive rights, rights of first refusal, rights of first offer of any other rights it may have with respect to the sale of the Storybook Common Shares to Fulcrum hereunder.

                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by a duly authorized person as of the date first written above.


STORYBOOK HEIRLOOMS, INC.                        FULCRUM DIRECT, INC.


By:                                              By:
Name:                                            Name:
Title:                                           Title:
Date signed:  June 27, 1997                      Date signed:  June 27, 1997


JERRY H. MACHADO, AS TO ARTICLE III              SHAREHOLDERS

                                                 INDIVIDUAL SHAREHOLDER:

                      Jerry H. Machado
Date signed:  June 27, 1997                      Printed name:
                                                 Date signed:  June 27, 1997

                                                 ENTITY SHAREHOLDER:

                                                 Printed Name of Entity:



                                                 By:
                                                 Printed name:
                                                 Title:
                                                 Date signed:  June 27, 1997







                                SIGNATURE PAGE TO
             SECURITIES PURCHASE AGREEMENT DATED AS OF JUNE 27, 1997
              STOCK POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

          FOR VALUE RECEIVED, and pursuant to that certain Securities
           Purchase Agreement (the "Agreement") dated June 1997 among
            Storybook Heirlooms, Inc., a California corporation (the
          "Company"), Fulcrum Direct, Inc., a Delaware corporation, and certain shareholders of the Company, the undersigned hereby sells, assigns and transfers unto:

         ______________________________________________________________

   _______________ shares of the Common Stock of the Company, represented by
           Certificate(s) No. _______________ delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the
       Company as the undersigned's attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

                     Dated as of June __________, 1997


                                  (Signature)

                              (Please Print Name)

                          (Spouse's Signature, if any)

                          (Please Print Spouse's Name)

   INSTRUCTION: Please sign at the signature line and fill in all the blanks
      EXCEPT for (1) the line reserved for the transferee information and
    (2) the date. This information will be filled in by Fenwick & West upon closing of the contemplated transaction with Fulcrum Direct, Inc. The purpose of this Stock Power and Assignment is to enable the Company and/or its assignee(s) to acquire the shares on the terms set forth in the Agreement without requiring additional signatures on the part of the Shareholder.